Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-146731

Dated December 8, 2009

The U.S. Department of the Treasury (“Treasury”) announced on December 8, 2009 that it has commenced a secondary public offering of approximately 88,401,697 warrants to purchase the common stock of JPMorgan Chase & Co., and that Deutsche Bank Securities Inc., in its capacity as auction agent, has specified that the auction to determine the public offering price for the warrants will commence at 8 a.m., Eastern Time, on December 10, 2009, and that the submission deadline for any bids in the auction process will be 6:30 p.m., Eastern Time, on that same day.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus if you so request by calling toll-free 1-800-503-4611.